Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

August 11, 2021 and the Prospectus dated February 23, 2021

Registration Nos. 333-253415 and 333-253415-01

VENTAS REALTY, LIMITED PARTNERSHIP

Fully and unconditionally guaranteed by Ventas, Inc.

Terms applicable to

$500,000,000 2.500% Senior Notes due 2031

Issuer:	Ventas Realty, Limited Partnership

Guarantor:	Ventas, Inc.

Aggregate Principal Amount:	$500,000,000

Final Maturity Date:	September 1, 2031

Public Offering Price:	99.744% of the principal amount

Coupon:	2.500%

Yield to Maturity:	2.529%

Benchmark Treasury:	1.625% due May 15, 2031

Benchmark Treasury Price / Yield:	102-22+ / 1.329%

Spread to Benchmark Treasury:	T+120 bps

Interest Payment Dates:	Semi-annually each March 1 and September 1, commencing March 1, 2022 (long first coupon)

Optional Redemption:

The redemption price for notes that are redeemed before June 1, 2031 will be equal to the sum of: (i) 100% of their principal amount; (ii) accrued and unpaid interest, if any, to (but excluding) the date of redemption; and (iii) a Make-Whole Amount (T+20 bps), if any. The redemption price for notes that are redeemed on or after June 1, 2031 will be equal to the sum of 100% of their principal amount, plus accrued and unpaid interest, if any, to (but excluding) the date of redemption.

Special Mandatory Redemption:

The offering is not conditioned upon the consummation of the acquisition of New Senior Investment Group Inc. (NYSE: SNR) (“New Senior Investment Group Acquisition”). If (i) the New Senior Investment Group Acquisition has not been consummated on or prior to April 20, 2022 or (ii) prior to such date, Ventas Inc. notifies the Trustee that Ventas Inc. will not pursue the consummation of the New Senior Investment Group Acquisition, the issuer will be required to redeem all of the notes at a special mandatory redemption price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to (but excluding) the special mandatory redemption date, as more fully described in the preliminary prospectus supplement.

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Mizuho Securities USA LLC
UBS Securities LLC

Senior Co-Managers:	Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
MUFG Securities Americas Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp.
BNP Paribas Securities Corp.
Capital One Securities, Inc.
Truist Securities, Inc.

Junior Co-Managers:	Fifth Third Securities, Inc.
Huntington Securities, Inc.
R. Seelaus & Co., LLC
BNY Capital Markets, LLC
Loop Capital Markets LLC

CUSIP / ISIN:	92277G AW7 / US92277GAW78

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	August 11, 2021

Settlement Date:	August 20, 2021 (T+7)

Form of Offering:	SEC Registered (Registration Nos. 333-253415 and 333-253415-01)

Ventas Inc. expects that delivery of the notes will be made to investors on or about August 20, 2021, which will be the seventh business day following the date of the prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any day prior to the second business day before delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Ventas, Inc. and Ventas Realty, Limited Partnership (the “Issuer”) have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that Ventas, Inc. and the Issuer have filed with the SEC, including the prospectus supplement and the accompanying prospectus, for more complete information about Ventas, Inc., the Issuer and this offering. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, Ventas, Inc., the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement and the accompanying prospectus if you request it by contacting: J.P. Morgan Securities LLC, collect at (212) 834-4533, Mizuho Securities USA LLC, toll free at 1-866-271-7403, or UBS Securities LLC, toll free at (888) 827-7275.